EXHIBIT 1.1

CAPITAL ONE AUTO FINANCE, INC.

CAPITAL ONE AUTO RECEIVABLES, LLC

$1,170,227,000 Class A Notes,

$29,773,000 Class B Notes,

Series 2004-2

Capital One Prime Auto Receivables Trust 2004-2

UNDERWRITING AGREEMENT

July 13, 2004

Lehman Brothers Inc.

Morgan Stanley & Co. Incorporated

  as Representatives of the several Underwriters

c/o Lehman Brothers Inc.

745 7th Avenue, 7th Floor

New York, NY 10019

Ladies and Gentlemen:

Section 1. Introductory.

Capital One Auto Receivables, LLC, a Delaware limited liability company (the “Seller”) and Capital One Auto Finance, Inc., a Texas corporation, (“COAF”), confirm their agreement with Lehman Brothers Inc., Morgan Stanley & Co. Incorporated, Citigroup Global Capital Markets Inc., Credit Suisse First Boston LLC, Deutsche Bank Securities Inc., Harris Nesbitt Corp. and Wachovia Capital Markets, LLC (collectively, the “Underwriters”) as follows:

The Seller proposes to sell to the Underwriters $206,000,000 principal amount of its 1.6871% Class A-1 Notes (the “Class A-1 Notes”), $353,000,000 principal amount of its 2.43% Class A-2 Notes (the “Class A-2 Notes”), $274,000,000 principal amount of its 3.06% Class A-3 Notes (the “Class A-3 Notes”), and $337,227,000 principal amount of its LIBOR + 0.06% Class A-4 Notes (the “Class A-4 Notes” and, together with the Class A-1 Notes, the Class A-2 Notes and the Class A-3 Notes, the “Class A Notes”). The Seller proposes to sell to Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated $29,773,000 principal amount of its 3.95% Class B Notes (the “Class B Notes” and, together with the Class A Notes, the “Notes”), to be issued by Capital One Prime Auto Receivables Trust 2004-2, a Delaware statutory trust (the “Issuer”) under the Indenture (the “Indenture”), dated as of the Closing Date, between the Issuer and JPMorgan Chase Bank, as indenture trustee (the “Indenture Trustee”).

The Notes will be collateralized by the Trust Estate (as defined below). The assets of the Issuer (the “Trust Estate”) consist of all money, accounts, chattel paper, general intangibles, goods, instruments, investment property and other property of the Issuer, including without limitation (i) the Receivables acquired by the Issuer under the Sale and Servicing Agreement, dated as of the Closing Date, by and among the Seller, the Issuer, COAF and the Indenture Trustee (the “Sale and Servicing Agreement”), (ii) the security interests in the Financed Vehicles, (iii) any proceeds from claims on any Insurance Policy or refunds in connection with extended service agreements relating to Receivables which became Defaulted Receivables after the applicable Cut-Off Date, (iv) any other property securing the Receivables, (v) the rights of the Issuer to the funds on deposit from time to time in the Trust Accounts and any other account or accounts established pursuant to the Indenture or Sale and Servicing Agreement and all cash, investment property and other property from time to time credited thereto and all proceeds thereof (including investment earnings, net of losses and investment expenses, on amounts on deposit therein), (vi) the rights of the Seller, as buyer, under the Purchase Agreement, (vii) rights under the Sale and Servicing Agreement, the Limited Guaranty and the Interest Rate Swap Agreement and (viii) all proceeds of the foregoing.

The Receivables and related property will be conveyed to the Seller by COAF pursuant to the Purchase Agreement, dated as of the Closing Date, between the Seller and COAF (the “Purchase Agreement”) and will be conveyed to the Issuer by the Seller pursuant to the Sale and Servicing Agreement.

On the Closing Date, the Issuer will enter into an interest rate swap agreement with Morgan Stanley Capital Services Inc. to hedge the floating interest rate on the Class A-4 Notes (the “Swap Agreement”).

The terms of the Notes are set forth in the Registration Statement (as defined below) and the related Prospectus (as defined below) dated July 12, 2004, as supplemented by a Prospectus Supplement (as defined below).

Capitalized terms used herein but not defined herein shall have the meanings given such terms in Appendix A to the Sale and Servicing Agreement.

Pursuant to this Underwriting Agreement, and subject to the terms hereof, the Seller agrees to sell to the Underwriters, for whom you are acting as representatives (the “Representatives”), U.S. $1,170,227,000 initial Note Balance of Class A Notes, Series 2004-2, and the Seller agrees to sell to Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated $29,773,000 initial Note Balance of Class B Notes.

Section 2. Representations and Warranties of the Seller and COAF.

Each of the Seller and COAF severally represents and warrants (as to itself) to the Underwriters, as of the date hereof (unless specified otherwise) and as of the Closing Date, as follows:

(a) (i) A registration statement on Form S-3 (No. 333-106575), including a prospectus and such amendments thereto as may have been required to the date hereof, relating to the offering of notes as described therein from time to time in accordance with Rule 415 under the Securities Act of 1933 (the “Act”) has been filed with the Securities and Exchange Commission (the “Commission”) (which may have included one or more forms of preliminary prospectuses and prospectus supplements (each, a “Preliminary Prospectus”) meeting the requirements of Rule 430 of the Act) and such registration statement, as amended to the date hereof, has become effective; such registration statement, as amended to the date hereof, is hereinafter referred to as the “Registration Statement”, and the prospectus included in such Registration Statement, as supplemented to reflect the terms of the Notes as first filed with the Commission after the date of this Underwriting Agreement pursuant to and in accordance with Rule 424(b) of the rules and regulations of the Commission (the “Rules and Regulations”) under the Act (“Rule 424(b)”), including all material incorporated by reference therein, is referred to herein as the “Prospectus”; provided that a supplement to the Prospectus prepared pursuant to Section 5(a) shall be deemed to have supplemented the Prospectus only with respect to the offering of the Series of the Notes to which it relates; and the conditions to the use of a registration statement on Form S-3 under the Act, as set forth in the General Instructions to Form S-3, and the conditions of Rule 415 under the Act, have been satisfied with respect to the Registration Statement. No stop order suspending the effectiveness of the Registration Statement has been issued, and no proceeding for that purpose has been instituted or threatened by the Commission. Copies of such registration statement and prospectus, any such amendment or supplement and all documents incorporated by reference therein that were filed with the Commission on or prior to the date it is first used in connection with the offering of the Notes (including one fully conformed copy of the registration statement and of each amendment thereto for each of the Underwriters, and for counsel for the Underwriters) have been delivered to the Representatives. Any reference herein to the Registration Statement, the Prospectus, any amendment or supplement thereto or any Preliminary Prospectus shall be deemed to refer to and include the documents incorporated by reference therein, and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement or Prospectus shall be deemed to refer to and include the filing after the execution hereof of any document with the Commission deemed to be incorporated by reference therein.

(ii) As of the Closing Date, the Registration Statement and the Prospectus, except with respect to any modification to which the Representatives have agreed in writing, shall be in all substantive respects in the form furnished to the Representatives before such date or, to the extent not completed on such date, shall contain only such specific additional information and other changes (beyond that contained in the latest Preliminary Prospectus that has previously been furnished to the Representatives) as the Seller or COAF has advised the Representatives, before such time, will be included or made therein.

(iii) On the effective date of the Registration Statement, the Registration Statement conformed in all material respects with the applicable requirements of the Act and the Rules and Regulations, and did not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and, on the Closing Date, the Registration Statement and, on the date hereof and on the Closing Date, the Prospectus will conform in all material respects with the applicable requirements of the Act and the Rules and Regulations, and (x) the Registration Statement will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (y) the Prospectus will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing does not apply to (I) that part of the Registration Statement which constitutes the Statements of Eligibility of Qualification (Form T-1) of the Indenture Trustee or other indenture trustees under the Trust Indenture Act or (II) information contained in or omitted from either the Registration Statement or the Prospectus based upon written information furnished to the Seller by the Underwriters through the Representatives specifically for use in connection with the preparation of the Registration Statement or the Prospectus, it being understood and agreed that, with respect to the Underwriters, the only such information is that described as such in Section 8(b) hereof.

(iv) The documents incorporated by reference in the Registration Statement, the Prospectus, any amendment or supplement thereto or any Preliminary Prospectus (other than documents filed by Persons other than the Seller), when they became or become effective under the Act or were or are filed with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, conformed or will conform in all material respects with the requirements of the Act or the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder.

(b) The Seller or COAF, as applicable, has been duly organized and is validly existing as a Delaware limited liability company or Texas corporation, respectively, in good standing under the laws of its jurisdiction of organization. The Seller or COAF, as applicable, has, in all material respects, full power and authority to execute, deliver and perform its obligations under this Underwriting Agreement and each Transaction Document to which it is a party, own its properties and conduct its business as described in the Prospectus, is duly qualified to do business and is in good standing (or is exempt from such requirements), and has obtained all necessary material licenses and approvals (except with respect to the state securities or Blue Sky laws of various jurisdictions), in each jurisdiction in which failure to so qualify or obtain such licenses and approvals would have a material adverse effect on the interests of holders of the Notes. The Seller has full power and authority to cause the Issuer to issue the Notes.

(c) The execution, delivery and performance by the Seller or COAF, as applicable, of this Underwriting Agreement and each Transaction Document to which it is a party, and the issuance and sale of the Notes, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company or corporate action on the part of the Seller or COAF, respectively. Neither the execution and delivery by the Seller or COAF, as applicable, of such instruments, nor the performance by the Seller or COAF, respectively, of the transactions herein or therein contemplated, nor the compliance by the Seller or COAF, as applicable, with the provisions hereof or thereof, will (i) conflict with or result in a breach of any of the terms and provisions of, or constitute a default under, any of the provisions of the limited liability company agreement, certificate of formation, Articles of Incorporation or By-laws, as applicable, of such entity, (ii) result in a material conflict with any of the provisions of any judgment, decree or order binding on the Seller or COAF, as applicable, or its properties, (iii) conflict with any of the provisions of any material indenture, mortgage, agreement, contract or other instrument to which the Seller or COAF, as applicable, is a party or by which it is bound, (iv) conflict with, contravene or constitute a violation of any law, statute, ordinance, rule or regulation to which it is subject, or

(v) result in the creation or imposition of any lien, charge or encumbrance upon any of the Seller’s or COAF’s, as applicable, property pursuant to the terms of any such indenture, mortgage, contract or other instrument.

(d) The Seller or COAF, as applicable, has duly executed and delivered this Underwriting Agreement and, as of the Closing Date, has duly executed and delivered each Transaction Document to which it is a party.

(e) (i) COAF has authorized the conveyance of the Receivables and other related property to the Seller and (ii) the Seller has authorized the conveyance of the Receivables and other related property to the Issuer.

(f) Except as set forth in or contemplated in the Prospectus or as has been publicly disclosed by the Seller, COAF, or Capital One Financial Corporation (“COFC”), there has been no material adverse change in the condition (financial or otherwise) of COAF or the Seller since March 31, 2004 which would reasonably be expected to have a material adverse effect on either (A) the ability of COAF or the Seller to consummate the transactions contemplated hereby, or to perform its respective obligations hereunder, or under any of the Transaction Documents to which it is a party or (B) the Receivables.

(g) Any taxes, fees and other governmental charges in connection with the execution, delivery and performance by the Seller or COAF of this Underwriting Agreement and each Transaction Document to which it is a party shall have been paid or will be paid by the Seller or COAF, as applicable, at or before the Closing Date to the extent then due.

(h) The Notes, when validly issued pursuant to the Indenture and sold to the Underwriters pursuant to this Underwriting Agreement, will conform in all material respects to the descriptions thereof contained in the Prospectus and will be validly issued and entitled to the benefits and security afforded by the Indenture. When executed and delivered by the parties thereto, each of the Indenture and each Transaction Document to which the Seller or COAF is a party will constitute the legal, valid and binding obligation of the Seller or COAF, as applicable, enforceable against such entity in accordance with its terms, except to the extent that the enforceability thereof may be subject to bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights in general and to general principles of equity. All approvals, authorizations, consents, filings, orders or other actions of any person, corporation or other organization, or of any court, governmental agency or body or official (except with respect to the state securities or Blue Sky laws of various jurisdictions), required in connection with the valid and proper authorization, issuance and sale of the Notes pursuant to this Underwriting Agreement and the Indenture have been or will be taken or obtained on or before the Closing Date. As of the Closing Date, the Issuer’s pledge of the Trust Estate to the Indenture Trustee pursuant to the Indenture will vest in the Indenture Trustee, for the benefit of the Noteholders and the Swap Counterparty, a first priority perfected security interest therein, subject to no prior lien, mortgage security interest, pledge, adverse claim, charge or other encumbrance, except as may be permitted by the terms of the Transaction Documents.

(i) Neither the Seller nor the Issuer is now, and following the issuance of the Notes will be, an “investment company” that is registered or required to be registered under, or is otherwise subject to the restrictions of, the Investment Company Act of 1940, as amended (the “1940 Act”).

(j) Except for the Underwriters, neither the Seller, the Issuer nor COAF has employed or retained a broker, finder, commission agent or other person in connection with the sale of the Notes, and neither the Seller, the Issuer nor COAF is under any obligation to pay any broker’s fee or commission in connection with such sale.

(k) As of the Closing Date, the Indenture has been duly qualified under the Trust Indenture Act.

(l) Based on information currently available to, and in the reasonable belief of, the management of the Seller or COAF, as applicable, such entity is not engaged (whether as defendant or otherwise) in, nor has such entity knowledge of the existence of, or any threat of, any legal, arbitration, administrative or other proceedings, the result of which could reasonably have a material adverse effect on the Noteholders.

(m) As of the Closing Date, the representations and warranties (other than the representations and warranties concerning the characteristics of the Receivables which representations and warranties will be true and correct in all material respects as of the date set forth in the applicable Transaction Document) of the Seller, the Issuer or COAF (both in its capacities as Transferor and as Servicer), as applicable, in each Transaction Document to which it is a party will be true and correct in all material respects.

(n) As of the Closing Date, there are no contracts or documents that are required to be filed as exhibits to the Registration Statement that have not been so filed.

(o) No Event of Default or Servicer Termination Event, or an event which after any applicable grace period or the giving of notice which would constitute an Event of Default or Servicer Termination Event, has occurred.

Section 3. Purchase, Sale and Issuance of Notes.

(a) Subject to the terms and conditions and in reliance upon the covenants, representations and warranties herein set forth, the Seller agrees to sell to each Underwriter, and each Underwriter agrees, severally and not jointly, to purchase the respective initial Note Balance of the Notes set forth opposite such Underwriter’s name on Annex I hereto. The Notes will bear interest at the applicable rate set forth therein. The sale and purchase of the Notes shall take place at a closing (the “Closing”) at the offices of Mayer, Brown, Rowe & Maw LLP, 190 South LaSalle Street, Chicago, Illinois on July 27, 2004 (the “Closing Date”). The purchase price for the Notes, expressed as a percentage of the initial Note Balance of the applicable class of Notes, shall be as set forth on Annex I hereto. On the Closing Date, as consideration for the delivery of the Notes as set forth in clause (b) below, each Underwriter agrees, severally and not jointly, to pay (or cause to be paid) the purchase price to an account to be designated by the Seller. The underwriting discount to the Underwriters, the selling concessions that the Underwriters may allow to certain dealers, and the discounts that such dealers may reallow to certain other dealers, each expressed as a percentage of the initial Note Balance of the applicable class of Notes, shall be as set forth in Annex I hereto. The Seller shall deliver (or shall cause the Issuer to deliver) the Notes to the Representatives for the respective accounts of the several Underwriters through the facilities of The Depository Trust Company (“DTC”). The Notes shall be global notes registered in the name of Cede & Co., as nominee for DTC. The interests of beneficial owners of the Notes will be represented by book entries on the records of DTC and participating members thereof. The number and denominations of definitive notes so delivered shall be as specified by DTC. The definitive notes for the Notes will be made available for inspection by the Representatives at the offices of Mayer, Brown, Rowe & Maw LLP, at the address set forth above, not later than 1:00 p.m., Chicago time on the Business Day before the Closing Date, or such other date and time as the Representatives and the Seller may agree.

Section 4. Offering by Underwriters.

(a) The Seller authorizes each Underwriter to take all such action as it may deem advisable in respect of all matters pertaining to sales of the Notes to dealers and to retail purchasers and to member firms and specialists, including the right to make variations in the selling arrangements with respect to such sales. Upon the authorization by the Representatives of the release of the Notes, each Underwriter proposes to offer the Notes for sale upon the terms and conditions set forth in the Prospectus. If the Prospectus specifies an initial public offering price or a method by which the price at which such Notes are to be sold, then after the Notes are released for sale to the public, the Underwriters may vary from time to time the public offering price, selling concessions and reallowances to dealers that are members of the National Association of Securities Dealers, Inc. (“NASD”) and other terms of sale hereunder and under such selling arrangements.

(b) Notwithstanding the foregoing, each Underwriter agrees that it will not offer or sell any Notes within the United States, its territories or possessions or to persons who are citizens thereof or residents therein, except in transactions that are not prohibited by any applicable securities, bank regulatory or other applicable law.

(c) Each Underwriter agrees that:

(i) it has not offered or sold, and prior to the date which is six months after the Closing Date, will not offer or sell any Notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing, or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, as amended (the “Regulations”) and the Financial Services and Markets Act 2000, as amended (the “FSMA”);

(ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA received by it in connection with the issue or sale of any Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer and shall procure that the Notes are not offered or sold in the United Kingdom other than to persons authorised under the FSMA or to persons otherwise having professional experience in matters relating to investments and qualifying as investment professionals under Article 19 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2001, as amended or to persons qualifying as high net worth persons under Article 49 of that Order or, if distributed in the United Kingdom by authorised persons, only to persons qualifying as investment professionals under Article 14 of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) (Exemptions) Order 2001 (“CIS Order”) or to persons qualifying as high net worth persons under Article 22 of the CIS Order or to any other person to whom the Notes may otherwise lawfully be offered or to whom such invitation or inducement to engage in investment activity in connection with the issue or sale of the Notes may otherwise lawfully be communicated or caused to be communicated; and

(iii) it has complied and will comply with all applicable provisions of the Regulations and the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Section 5. Covenants.

The Seller or COAF, as the case may be, covenants and agrees with each Underwriter that:

(a) The Seller will prepare a prospectus supplement (the “Prospectus Supplement”) setting forth the amount of Notes covered thereby and the terms thereof not otherwise specified in the Prospectus, the price at which the Notes are to be purchased by the Underwriters from the Seller, the initial public offering price at which the Notes are to be sold, the selling concessions and allowances, if any, and such other information as the Seller deems appropriate in connection with the offering of the Notes, but the Seller will not file any amendments to the Registration Statement as in effect with respect to the Notes, or any amendments or supplements to the Prospectus, without the Representatives’ prior consent (which consent shall not be unreasonably withheld or delayed); the Seller will immediately advise the Representatives and their counsel: (i) when notice is received from the Commission that any post-effective amendment to the Registration Statement has become or will become effective and (ii) of any order or communication suspending or preventing, or threatening to suspend or prevent, the offer and sale of the Notes or of any proceedings or examinations that may lead to such an order or communication, whether by or of the Commission or any authority administering any state securities or Blue Sky law, as soon as practicable after the Seller is advised thereof, and will use its reasonable efforts to prevent the issuance of any such order or communication and to obtain as soon as possible its lifting, if issued.

(b) Within the time period during which a prospectus relating to the Notes is required to be delivered under the Act, the Seller will comply with all requirements imposed upon it by the Act and by the Rules and Regulations, as from time to time in force, so far as necessary to permit the continuance of sales of or dealings in the Notes, as contemplated by the provisions hereof and the Prospectus. If, at any time when a Prospectus relating to the Notes is required to be delivered under the Act, any event occurs as a result of which the Prospectus as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend or supplement the Prospectus to comply with the Act or the Rules and Regulations, the Seller will promptly prepare and (subject to review and consent by the Representatives as described in Section 5(a)) file with the Commission, an amendment or supplement that will correct such statement or omission or an amendment that will effect such compliance; provided, however, that the Representatives’ consent to any amendment shall not constitute a waiver of any of the conditions of Section 6.

(c) The Seller will make (or will cause the Issuer to make) generally available to the holders of the Notes (the “Noteholders”) (the sole Noteholders being the applicable clearing agency in the case of Book-Entry Notes), in each case as soon as practicable, a statement which will satisfy the provisions of Section 11 (a) of the Act and Rule 158 of the Commission with respect to the Notes.

(d) The Seller will furnish to the Representatives copies of the Registration Statement (at least one copy to be delivered to the Representatives will be conformed and will include all documents and exhibits thereto or incorporated by reference therein), the Prospectus, and all amendments and supplements to such documents, in each case as soon as available and in such quantities as the Representatives may reasonably request.

(e) The Seller will assist the Underwriters in arranging for the qualification of the Notes for sale and the determination of their eligibility for investment under the laws of such jurisdictions as the Representatives may designate and will continue to assist the Underwriters in maintaining such qualifications in effect so long as required for the distribution; provided, however, that neither the Seller nor the Issuer shall be required to qualify to do business in any jurisdiction where it is now not qualified or to take any action which would subject it to general or unlimited service of process in any jurisdiction in which it is now not subject to service of process or to file a general consent to service of process in any jurisdiction in which it is now not subject to service of process.

(f) If filing of the Prospectus or any portion thereof is required under Rule 424(b) of the Commission, the Seller will file the Prospectus, properly completed, and any supplement thereto, pursuant to Rule 424(b) within the prescribed time period and will provide evidence satisfactory to the Representatives of such timely filing.

(g) So long as any of the Notes are outstanding, the Seller or COAF, as applicable, will furnish to the Underwriters, by first-class mail, as soon as practicable: (i) all documents required to be distributed to the Noteholders; and (ii) from time to time, such other information concerning the Seller, COAF or the Issuer as the Underwriters may reasonably request.

(h) The Seller and COAF will apply the net proceeds from the sale of the Notes as set forth in the Prospectus.

(i) At the time of the execution and delivery of each subsequent transfer, the Subsequent Receivables will have been duly and validly assigned to the Indenture Trustee in accordance with the Indenture; and when such assignment is effected, a duly and validly perfected transfer of all such Subsequent Receivables subject to no prior lien, mortgage, security interest, pledge charge or other encumbrance created by COAF or the Seller will have occurred. As of the related Funding Date, each of the Subsequent Receivables will meet the eligibility criteria described in the Prospectus.

Section 6. Conditions to the Obligations of the Underwriters.

The obligations of the Underwriters to purchase and pay for the Notes will be subject to the accuracy of the representations and warranties on the part of the Seller and COAF herein as of the date hereof and the Closing Date, to the accuracy of the representations and warranties of the Issuer contained in each Transaction Document to which it is a party as of the Closing Date, to the accuracy of the statements of the Seller and COAF made pursuant to the provisions thereof, to the performance by the Seller and COAF in all material respects of their respective obligations hereunder and to the following additional conditions precedent:

(a) The Representatives shall have received, with respect to each of the Seller and COAF, a certificate, dated the Closing Date, of an authorized officer of each of the Seller and COAF, as applicable, in which such officer, to the best of his or her knowledge after reasonable investigation, shall state that: (i) the representations and warranties of the Seller or COAF, as applicable, in this Underwriting Agreement are true and correct in all material respects on and as of the Closing Date, (ii) the Seller or COAF, as applicable, has complied in all material respects with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or before the Closing Date, (iii) the Registration Statement has been declared effective, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are threatened by the Commission, and (iv) since the date of the Prospectus, there has been no material adverse change in the condition (financial or otherwise) of the Seller’s or COAF’s, as applicable, automobile finance business, except as set forth in or contemplated in the Prospectus (references to the Prospectus in this clause include any supplements thereto).

(b) The Representatives shall have received an opinion of Mayer, Brown, Rowe & Maw LLP, special counsel to COAF and the Seller, dated the Closing Date, in form and substance satisfactory to the Representatives and their counsel, with respect to: certain corporate matters, perfection matters, matters related to the creation of a security interest, securities law matters, 1940 Act matters, tax matters and enforceability matters (including with respect to the Limited Guaranty).

(c) The Representatives shall have received an opinion or opinions of Mayer, Brown, Rowe & Maw LLP, special counsel for COAF and the Seller, dated the Closing Date, in form and substance satisfactory to the Representatives and their counsel, substantially to the effect that: (i) the transfer of the Receivables by COAF to the Seller would be characterized as a true sale or absolute transfer thereof; and (ii) in the event of an involuntary or voluntary bankruptcy case of COAF under the United States Bankruptcy Code, a bankruptcy court would not disregard the separate existence of COAF on one hand, and the Seller or the Issuer, on the other, so as to order the substantive consolidation of the assets and liabilities of the Seller or the Issuer, as the case may be, with the bankruptcy estate of COAF.

(d) The Representatives shall have received from Dechert LLP, a favorable opinion dated the Closing Date, with respect to such matters as the Representatives may reasonably require; and the Seller and COAF shall have furnished to such counsel such documents as they reasonably request for the purpose of enabling them to pass on all such matters.

(e) The Representatives shall have received an opinion from a General Counsel, a Deputy General Counsel or an Associate General Counsel to COFC, and counsel to COAF and the Seller, dated the Closing Date, in form and substance satisfactory to the Representatives and their counsel, with respect to certain corporate matters relating to COFC, COAF and the Seller.

(f) The Representatives shall have received an opinion or opinions from Richards, Layton & Finger, special Delaware counsel to the Seller, dated the Closing Date, in form and substance satisfactory to the Representatives and their counsel, with respect to: (i) certain matters under Delaware law with respect to the Seller and the authority of the Seller to file a voluntary bankruptcy petition, (ii) certain corporate matters with respect to the Seller, (iii) certain matters with respect to the security interest of the Issuer and the Indenture Trustee, respectively, in the Receivables and related property.

(g) At the Closing Date, Ernst & Young, LLP, shall have furnished to the Representatives a letter or letters, dated as of the Closing Date, in form and substance satisfactory to the Representatives and their counsel, confirming that they are certified independent public accountants and stating in effect that they have performed certain specified procedures as a result of which they determined that certain information of an accounting, financial or statistical nature (which is limited to accounting, financial or statistical information derived from the general accounting records of the Issuer, COAF and the Seller) set forth in the Prospectus Supplement and the related preliminary Prospectus Supplement, agrees with the accounting records of the Issuer, COAF and the Seller, excluding any questions of legal interpretation.

(h) The Representatives shall have received evidence satisfactory to the Representatives and their counsel that, on or before the Closing Date, UCC- 1 financing statements have been filed (or have been sent for filing on the Closing Date) with the appropriate UCC filing offices in the State of Delaware, the State of California, the Commonwealth of Virginia and the State of Texas, reflecting the transfer of Receivables and other related property from COAF to the Seller, the transfer of Receivables and other related property from the Seller to the Issuer and the pledge of the Receivables and other related property by the Issuer in favor of the Indenture Trustee.

(i) The Representatives shall have received evidence satisfactory to them that on or before the Closing Date, all applicable UCC termination statements and related contractual releases or releases terminating liens of creditors of the Seller, the Issuer, COAF or any other person on the Receivables have been filed in the appropriate filing offices.

(j) The Representatives shall have received an opinion of Seward & Kissel LLP, counsel to the Indenture Trustee, dated the Closing Date, in form and substance satisfactory to the Representatives and their counsel.

(k) The Representatives shall have received an opinion of Richards, Layton & Finger, counsel to the Owner Trustee, dated the Closing Date, in form and substance satisfactory to the Representatives and their counsel.

(l) The Representatives shall have received an opinion of Mayer, Brown, Rowe & Maw LLP, special counsel to the Seller and COAF, dated the Closing Date, with respect to certificate of title matters in the state of California, in form and substance satisfactory to the Representatives and their counsel.

(m) The Class A Notes shall be rated at the time of issuance in the highest rating category by each of S&P, Moody’s and Fitch. The Class B Notes shall be rated at the time of issuance at least “A+” by S&P, “A3” by Moody’s and “A+” by Fitch. The Notes shall not have been placed on any credit watch with a negative implication for downgrade.

(n) The Representatives shall have received such information, certificates and documents as the Representatives or their counsel may reasonably request.

(o) On the Closing Date, the Representatives shall have received a fully executed copy of each of the Transaction Documents.

(p) The Issuer shall have delivered to DTC (or an approved custodian therefor) each of the global Notes described in Section 3(b) above, duly executed by the Issuer and authenticated by the Indenture Trustee.

(q) The Indenture Trustee and the Issuer shall have executed and delivered to DTC a standard “letter of representations” sufficient to cause DTC to qualify each Class of Notes for inclusion in DTC’s book-entry registration and transfer system.

(r) The Trust Accounts shall have been established in accordance with the terms of the Sale and Servicing Agreement.

(s) The Prospectus shall have been filed as required by Section 2(a) hereof, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been instituted or, to the knowledge of the Seller, COAF or any Underwriter, threatened by the Commission, and any request of the Commission for additional information (to be included in the Prospectus or the Registration Statement or otherwise) shall have been complied with to the satisfaction of the Representatives.

(t) The Indenture shall have been qualified pursuant to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

(u) The Representatives shall have received an executed copy of the Limited Guaranty.

(v) All actions required to be taken and all filings required to be made by the Issuer, the Seller and COAF under the Securities Act before the Closing Date for the issuance of the Notes shall have been duly taken or made.

If any of the conditions specified in this Section 6 shall not have been fulfilled in all material respects when and as provided in this Underwriting Agreement, or if any of the opinions or certificates mentioned above shall not be in all material respects reasonably satisfactory in form and substance to the Representatives and their counsel, this Underwriting Agreement and all its obligations hereunder may be canceled at, or at any time before, the Closing Date by the Representatives. Notice of such cancellation shall be given to the Issuer, the Seller and COAF in writing or by telephone or facsimile confirmed in writing.

Section 7. Expenses.

(a) Except as expressly set forth in this Underwriting Agreement, COAF and the Seller, jointly and severally, will pay all expenses incidental to the performance of its obligations hereunder and will reimburse each Underwriter for any expense reasonably incurred by it in connection with (i) the qualification of the Notes and determination of their eligibility for investment under the laws of such jurisdictions as the Representatives may designate (including the reasonable fees and disbursements of their counsel), (ii) the printing of memoranda relating thereto, (iii) any fees charged by credit rating agencies for the rating of the Notes, and (iv) expenses incurred in distributing the Prospectus (including any amendments and supplements thereto) to the Underwriters. Except as specifically provided in this Section 7 and in Section 8 of this Underwriting Agreement, each Underwriter will pay all of its own costs and expenses (including the fees and disbursements of counsel), transfer taxes on resales of Notes by it and any advertising expenses connected with any offers it may make.

(b) If the sale of the Notes provided for herein is not consummated because any condition to the obligations of the Underwriters set forth in Section 6 is not satisfied or because of any refusal, inability or failure on the part of the Seller or COAF to perform any agreement herein or to comply with any provision hereof other than by reason of a default by any Underwriter, the Seller and COAF will reimburse the Underwriters upon demand for all out-of-pocket expenses (including reasonable fees and disbursements of counsel) that shall have been incurred by the Underwriters in connection with the proposed purchase, sale and offering of the Notes. Neither the Seller nor COAF shall be liable to the Underwriters for loss of anticipated profits from the transactions covered by this Underwriting Agreement.

Section 8. Indemnification and Contribution.

(a) The Seller and COAF, jointly and severally, will indemnify and hold harmless each Underwriter and each person, if any, who controls any Underwriter within the meaning of the Act or the Exchange Act and the respective officers, directors and employees of each such person, against any losses, claims, damages or liabilities, joint or several, to which such Underwriter or such controlling person may become subject, under the Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, the Prospectus, or any amendment or supplement thereto, or any related preliminary prospectus, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and will reimburse each Underwriter and each such officer, director, employee or controlling person for any legal or other expenses reasonably incurred by each Underwriter through the Representatives and each such officer, director, employee or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that (i) neither the Seller nor COAF will be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement in or omission or alleged omission made in any such documents in reliance upon and in conformity with written information furnished to the Seller by any Underwriter specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(b) hereof, and (ii) neither the Seller nor COAF shall be liable to any Underwriter to the extent that any such loss, claim, damage or liability of such Underwriter arises as a result of a misstatement or omission or alleged misstatement or omission in the Preliminary Prospectus that was corrected in the Prospectus (and copies of which Prospectus were furnished to such Underwriter) and such Underwriter, if required by law, failed to give or send to the purchaser, at or before the written confirmation of sale, a copy of the Prospectus. This indemnity agreement will be in addition to any liability which the Seller or COAF may otherwise have.

(b) Each Underwriter, severally and not jointly, will indemnify and hold harmless the Seller and COAF, and each person, if any, who controls the Seller or COAF within the meaning of the Act or the Exchange Act and the respective officers, directors, and employees of each such person, against any losses, claims, damages or liabilities to which the Seller or COAF may become subject, under the Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, the Prospectus, or any amendment or supplement thereto, or any related preliminary prospectus, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Seller or COAF by such Underwriter through the Representatives specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by the Seller or COAF, and each such officer, director, employee or controlling person, as the case may be, in connection with investigating or defending any such loss, claim, damage, liability or action. Each of the Seller and COAF agrees with each Underwriter that the only information furnished to the Seller and COAF by the Underwriters specifically for use in the Registration Statement, the Prospectus, or any amendment or supplement thereto, or any related preliminary prospectus, is the information set forth in the second paragraph (regarding concessions and discounts) and the second sentence of the ninth paragraph (regarding market making) under the caption “Underwriting” in the Prospectus Supplement. This indemnity agreement will be in addition to any liability that each Underwriter may otherwise have.

(c) Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under clause (a) or (b) of this Section 8, notify the indemnifying party of the commencement thereof, but the omission and/or delay so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party other than under clause (a) or (b) of this Section 8. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may elect by written notice, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses (including fees and expenses of counsel) subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. If the defendants in any action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel reasonably satisfactory to the indemnifying party to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify any indemnified party from and against any loss or liability by reason of such settlement or judgment.

(d) If the indemnification provided for in this Section 8 is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) of this Section 8, then such indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in this Section, (i) in such proportion as is appropriate to reflect the relative benefits received by the Seller and COAF on the one hand and relevant Underwriter on the other from the offering of the Notes or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Seller and COAF on the one hand and the relevant Underwriter on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Seller and COAF on the one hand and the relevant Underwriter on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) collectively received by the Seller and COAF bear to the total underwriting discounts and commissions received by the relevant Underwriter. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Seller, COAF or by any Underwriter and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this clause (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim (which shall be limited as provided in subsection (c) above if the indemnifying party has assumed the defense of any such action in accordance with the provisions thereof) which is the subject of this clause (d). Notwithstanding the provisions of this clause (d), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which such Notes underwritten by such Underwriter and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The obligation of the Underwriters under this Section 8(d) shall be several in proportion to their respective underwriting obligations and not joint.

(e) The obligations of the indemnifying party under this Section shall be in addition to any liability which the indemnifying party may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls the indemnifying party within the meaning of the Act.

Section 9. Survival of Representations and Obligations.

The respective agreements, representations, warranties and other statements made by the Seller and COAF or their officers, including any such agreements, representations, warranties and other statements relating to the Issuer, and of the Underwriters set forth in or made pursuant to this Underwriting Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of the Underwriters, the Seller, COAF or any of their respective officers or directors or any controlling person, and will survive delivery of and payment of the Notes. The provisions of Section 7 and Section 8 shall survive the termination or cancellation of this Underwriting Agreement.

Section 10. Notices.

All communications hereunder shall be in writing and effective only on receipt, and, if to the Representatives or the Underwriters, will be mailed, delivered or faxed and confirmed to: Lehman Brothers Inc., 745 7th Avenue, 7th Floor, New York, NY 10019, Attention: Diane Rinnovatore and to Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, NY 10036, Attention: Jack Kattan; if sent to the Seller, will be mailed, delivered or faxed and confirmed to Capital One Auto Receivables, LLC, 1680 Capital One Drive, McLean, Virginia 22102, Attention: Director of Capital Markets, with a copy to the General Counsel, and if sent to COAF, will be mailed, delivered or faxed and confirmed to: Capital One Auto Finance, Inc., 1680 Capital One Drive, McLean, Virginia 22102, Attention: Director of Capital Markets, with a copy to the General Counsel.

Section 11. Applicable Law, Entire Agreement.

This Underwriting Agreement will be governed by and construed in accordance with the law of the State of New York. This Underwriting Agreement supersedes all prior agreements and understandings relating to the subject matter hereof.

Section 12. Successors.

This Underwriting Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers, directors and controlling persons referred to in Section 8 hereof, and their successors and assigns, and no other person will have any right or obligation hereunder.

Section 13. Waivers; Headings.

Neither this Underwriting Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. The headings in this Underwriting Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

Section 14. Termination of the Obligations of the Underwriters.

The obligations of the Underwriters to purchase the Notes on the Closing Date shall be terminable by the Representatives by written notice delivered to the Seller and COAF if at any time on or before the Closing Date: (a) trading in securities generally on the New York Stock Exchange shall have been suspended or materially limited, or there shall have been any setting of minimum prices for trading on such exchange, (b) a general moratorium on commercial banking activities in New York, Texas or Virginia shall have been declared by any of Federal, New York state, Texas state or Virginia state authorities, (c) there shall have occurred an outbreak or escalation of hostilities or a declaration by the United States of a national emergency or war or any other major act of terrorism involving the United States, or any other substantial national or international calamity, emergency or crisis, the effect of which on the financial markets of the United States is such as to make it, in the reasonable judgment of the Representatives, impracticable or inadvisable to market the Notes on the terms and in the manner contemplated in the Prospectus, or (d) any change or any development involving a prospective change, materially and adversely affecting (i) the Trust Estate taken as a whole or (ii) the business or properties of the Seller or COAF occurs, which, in the reasonable judgment of the Representatives, in the case of either clause (i) or (ii), makes it impracticable or inadvisable to market the Notes on the terms and in the manner contemplated in the Prospectus. Upon such notice being given, the parties to this Underwriting Agreement shall (except for the liability of the Seller and COAF under Section 7 and Section 8 and the liability of each Underwriter under Section 16) be released and discharged from their respective obligations under this Underwriting Agreement.

Section 15. Representation of Underwriters.

The Representatives will act for the several Underwriters in connection with this Underwriting Agreement, and any action by the Representatives under this Underwriting Agreement will be binding upon all of the Underwriters.

Section 16. Default by an Underwriter.

If any one or more Underwriters shall fail to purchase and pay for any of the Notes agreed to be purchased by such Underwriter or Underwriters hereunder and such failure to purchase shall constitute a default in the performance of its or their obligations under this Underwriting Agreement, the remaining Underwriters shall be obligated severally to take up and pay for (in the respective proportions which the amount of Notes set forth opposite their names on Annex I hereto bears to the aggregate amount of Notes set forth opposite the names of all the remaining Underwriters) the Notes which the defaulting Underwriter or Underwriters agreed but failed to purchase; provided, however, that if the aggregate amount of Notes which the defaulting Underwriter or Underwriters agreed but failed to purchase shall exceed 25% of the aggregate principal amount of Notes set forth on Annex I hereto, the remaining Underwriters shall have the right to purchase all, but shall not be under any obligation to purchase any, of the Notes, and if such nondefaulting Underwriters do not purchase all the Notes, this Underwriting Agreement will terminate without liability to any nondefaulting Underwriter, the Seller or COAF. In the event of a default by any Underwriter as set forth in this Section 16, the Closing Date shall be postponed for such period as is mutually agreeable to COAF, the Seller and the Representatives (with all parties hereto agreeing that time is of the essence) in order that the required changes in the Registration Statement and the Prospectus (and any supplements thereto) or in any other documents or arrangements may be effected. Nothing contained in this Underwriting Agreement shall relieve any defaulting Underwriter of its liability, if any, to the Seller, COAF and any nondefaulting Underwriter for damages occasioned by its default hereunder.

Section 17. Computational Materials, ABS Term Sheets and Electronic Copy of Preliminary Prospectus.

(a) Each Underwriter represents and warrants to the Issuer, COAF and the Seller that it has not and will not use any information that constitutes “Computational Materials,” as defined in the Commission’s No-Action Letter, dated May 20, 1994, addressed to Kidder, Peabody Acceptance Corporation I, Kidder, Peabody & Co. Incorporated and Kidder Structured Asset Corporation (as made generally applicable to registrants, issuers and underwriters by the Commission’s response to the request of the Public Securities Association dated May 27, 1994), with respect to the offering of the Notes.

(b) Each Underwriter represents and warrants to the Issuer, COAF and the Seller that it has not and will not use any information that constitutes “ABS Term Sheets,” as defined in the Commission’s No-Action Letter, dated February 13, 1995, addressed to the Public Securities Association, with respect to the offering of the Notes.

(c) Each Underwriter agrees that if it furnished an electronic copy of the Preliminary Prospectus used in connection with the Notes to any person, such Underwriter will furnish a printed copy of the Preliminary Prospectus to all persons to whom it previously sent an electronic copy and to whom it will send a written confirmation of sale.

If you are in agreement with this Underwriting Agreement, please sign a counterpart hereof and return it to the Seller and COAF, whereupon this Underwriting Agreement and your acceptance shall become a binding agreement among the Seller, COAF and the Underwriters.

[SIGNATURES FOLLOW]

Very truly yours,

CAPITAL ONE AUTO RECEIVABLES, LLC, as Seller

By	/s/ AL CIAFRE
Name:	Albert Ciafre
Title:	Assistant Vice President

CAPITAL ONE AUTO FINANCE, INC.

By	/s/ JERRY HAMSTEAD
Name:	Jerry Hamstead
Title:	Assistant Vice President

S-1

This Underwriting Agreement is

hereby confirmed and accepted

as of the date first above written.

LEHMAN BROTHERS INC.

By	/s/ DAMIAN HARBUTT
Name:	Damian Harbutt
Title:	Managing Director

MORGAN STANLEY & CO. INCORPORATED

By	/s/ LAYA KHADJAVI
Name:	Laya Khadjavi
Title:	Managing Director

For themselves and the other several Underwriters named in Annex I to this Underwriting Agreement.

S-2

ANNEX I

	Class A-1	Class A-2	Class A-3	Class A-4	Class B
Underwriting Liability
Lehman Brothers Inc.	$87,550,000.00	$150,025,000.00	$116,450,000.00	$143,321,475.00	$14,886,500.00
Morgan Stanley & Co. Incorporated	$87,550,000.00	$150,025,000.00	$116,450,000.00	$143,321,475.00	$14,886,500.00
Citigroup Global Capital Markets Inc.	$6,180,000.00	$10,590,000.00	$8,220,000.00	$10,116,810.00	—
Credit Suisse First Boston LLC	$6,180,000.00	$10,590,000.00	$8,220,000.00	$10,116,810.00	—
Deutsche Bank Securities Inc.	$6,180,000.00	$10,590,000.00	$8,220,000.00	$10,116,810.00	—
Harris Nesbitt Corp.	$6,180,000.00	$10,590,000.00	$8,220,000.00	$10,116,810.00	—
Wachovia Capital Markets, LLC	$6,180,000.00	$10,590,000.00	$8,220,000.00	$10,116,810.00	—

Total Amount	$206,000,000.00	$353,000,000.00	$274,000,000.00	$337,227,000.00	$29,773,000.00

	Class A-1	Class A-2	Class A-3	Class A-4	Class B
Purchase Price	99.88500%	99.81620%	99.76616%	99.76000%	99.64508%
Underwriting Discount	0.115%	0.175%	0.220%	0.240%	0.350%
Maximum Dealer Selling Concessions	0.0690%	0.1050%	0.1320%	0.1440%	0.2100%
Maximum Dealer Reallowance Discounts	0.0345%	0.0525%	0.0660%	0.0720%	0.1050%